Exhibit 99.1

Sono-Tek Purchases Milton Industrial Park

(December 17, 2010 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced it has purchased the Milton Industrial Park.  The Milton Industrial Park, located in Milton, NY, is an improved 3.13 acre parcel of land comprised of five buildings of office/industrial space, with 50,000 square feet of gross leasable floor area.  At the present time, the park is 74% leased.  Sono-Tek currently occupies approximately 19,000 square feet of the industrial park.

The acquisition of the park was financed with a cash down-payment of $400,000 and the balance of $2,100,000 in seller financing to be repaid over 20 years.

Stephen J. Bagley, Sono-Tek’s Chief Financial Officer, commented that “The purchase of the Milton Industrial Park is another step that the Company is taking to ensure its future profitability and growth.  The Company had sales of $7,303,000 for the nine months ended November 30, 2010 compared to sales of $5,129,000 for the same period last year.  Our sales goal for the current fiscal year is $10,000,000 as compared to $7,242,000 for the prior fiscal year, an increase of 38%.  The purchase of the industrial park will provide the Company the ability to expand its manufacturing and office space when needed in the future.”

CEO and Chairman Christopher L Coccio added that “We have been fortunate to see such strong growth at a time that many other businesses are having such great difficulty. We believe that our recent multiyear business development program that focused on development of new product lines and expansion into overseas markets is responsible for our growth. Exports now account for two thirds of our sales, many to Asia in a reverse of the normal flow of goods. We have been able to provide a number of jobs to local individuals as we have grown, and believe that future gains in employment will come about as we head into the New Year”.

For further information, contact Stephen J. Bagley, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions;  the ability to enforce patents; the ability to achieve increased sales volume and continued profitability and the ability to lease its property. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.